Exhibit 10.10

PUTNAM COUNTY SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan (the “Plan”), is established effective March 1, 2013, for the purpose of providing additional retirement benefits to certain members of senior management (“Participants”) who have contributed significantly to the success and growth of Putnam County Savings Bank (the “Bank”), and whose services are vital to the Bank’s continued growth and success.

ARTICLE I

DEFINITIONS

When used herein, the following words shall have the meanings below unless the context clearly indicates otherwise:

1.1 “Beneficiary” means the person(s) designated by Participant to receive death benefits under the Split Dollar Life Insurance Agreement. If no beneficiary is so designated, then the Participant’s estate will be the Beneficiary.

1.2 “Benefit Schedule” means the personalized description of the Plan’s operational provisions that pertain to each Participant. The Benefit Schedule shall be set forth in the Participant’s Participation Agreement.

1.3 “Board” means the Bank’s Board of Directors.

1.4 “Cause” means: the conviction of the Participant of any felony; a material act or acts of dishonesty in connection with the performance of Participant’s duties, including without limitation, material misappropriation of funds or property, or a material violation of the Bank’s policies; an act or acts of gross misconduct by the Participant; or; continued willful and deliberate non-performance by the Participant of duties (other than by reason of illness or Disability) which has continued for more than 30 days following written notice of non-performance from the Board of Directors which specifically describes the alleged non-performance. In addition, the Bank shall have Cause to terminate the Participant upon the Participant’s removal, and/or permanent prohibition from participating in the conduct of the Bank’s business by an order issued by any state or federal bank regulator. The Participant shall not be terminated for Cause unless there has been delivered to the Participant a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting called for that purpose, informing the Participant of the Board’s decision and stating the particulars thereof in detail. The Participant shall be given reasonable advance notice of such meeting and the Participant (together with counsel) shall have an opportunity to be heard before such meeting prior to the matter being voted on by the Board.

1.5 “Committee” means the Compensation Committee of the Board who shall be responsible for administering the Plan. If the Board has not appointed a Compensation Committee, then the Committee shall be composed of the Board’s non-employee directors.

1.6 “Change in Control” shall mean either a change in the ownership of the Bank or any holding company of the Bank, or a change in the effective control of the Bank or any holding company of the Bank, or a change in the ownership of a substantial portion of the assets of the Bank or any holding company of the Bank, as described below:

(i) A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or any holding company of the Bank that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or any holding company of the Bank.

(ii) A change in the effective control of the Bank or any holding company of the Bank occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or any holding company of the Bank possessing 30% or more of the total voting power of the stock of the Bank or any holding company of the Bank, or (ii) a majority of the members of the Bank’s or any holding company of the Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or any holding company of the Bank’s board of directors prior to the date of the appointment or election, provided that this subsection (b)(ii) is inapplicable where a majority shareholder of the Bank or any holding company of the Bank is another corporation.

(iii) A change in a substantial portion of the Bank’s or any holding company of the Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or any holding company of the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (i) all of the assets of the Bank or any holding company of the Bank, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes of this subsection (b), the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulations section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

(iv) Notwithstanding anything in this Plan to the contrary, in no event shall the conversion of the Bank from mutual to stock form (including, without limitation, through the formation of a stock holding company) or the reorganization of the Bank into the mutual holding company form of organization, or the creation of a stock holding company or a public stock offering constitute a Change in Control for purposes of this Plan.

1.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.8 “Disabled” or “Disability” shall be construed to comply with Code Section 409A and means that the Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank or any holding company of the Bank; or (c) is determined to be disabled by the Social Security Administration.

1.9 “Normal Retirement Age” means the age specified on the Participant’s Participation Agreement as his Normal Retirement Age.

1.10 “Participation Agreement” means the written agreement between the Bank and each Participant which evidences the Participant’s participation in this Plan and sets forth the Participant’s (a) date of participation in the Plan; (b) Normal Retirement Age; (c) vesting schedule; (d) Benefit Schedule; and (e) distribution form. The Participation Agreement shall be treated as an integral part of this Plan with respect to that Participant.

1.11 “Plan Year” means the calendar year.

1.12 “Present Value” means the present value, as of a specified date, of a stream of payments payable to the Participant or his Beneficiary. For these purposes, Present Value shall be determined each calendar year by applying a discount factor equal to the discount rate determined as of the immediately preceding December under the Citigroup Pension Liability Index (“CPLI”) or such other rate as determined by the Committee from time to time and set forth in a written resolution.

1.13 “Separation from Service” or “Separates from Service” shall have the meaning set forth in Code Section 409A and Treasury Regulations Section 1.409A-1(h), such that the Bank and the Participant reasonably anticipate that the level of bona fide services that the Participant would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

1.14 “Split Dollar Life Insurance Agreement” means the separate endorsement split dollar life insurance agreement entered into between the Bank and the Participant concurrently with the execution of the Participant’s Participation Agreement. Upon the Participant’s death, no benefit (or no further benefit, if benefits have commenced). shall be paid under this Plan. The only benefit payable after the Participant’s death shall be paid to the Participant’s Beneficiary under the Split Dollar Life Insurance Agreement.

1.15 “Retirement Benefit” means the retirement benefit as stated in the Participant’s Participation Agreement.

ARTICLE II

ELIGIBILITY AND VESTING

2.1 Eligibility. The Plan is available to a select group of management and/or highly compensated employees of the Bank, determined from time to time by the Committee. Each Participant shall receive a copy of this Plan and shall be required to enter into a Participation Agreement at the time he joins the Plan.

2.2 Vesting. Each Participant’s personalized vesting schedule shall be set forth on the Participant’s Participation Agreement at the time the Participant joins the Plan. Any unvested benefits shall be forfeited upon Separation from Service. Notwithstanding the preceding, Participants shall become fully vested upon death or Disability or Change in Control. Upon a Separation from Service for Cause, all Retirement Benefits, including vested benefits, shall be forfeited.

ARTICLE III

FUNDING

3.1 Type of Plan. The Plan is a nonqualified deferred compensation plan, where the Bank accrues amounts annually in order to fund a future stream of payments for each Participant. The benefits provided under this Plan are not based on any salary reduction by the Participants. Participants do not have the option of receiving any current payment or bonus in lieu of the benefits provided under this Plan.

3.2 Funding.

(a) The Bank shall account for the Plan benefits using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability reserve account for the benefit of each Participant into which appropriate reserves shall be accrued for the Participant until the Participant has attained Normal Retirement Age.

(b) Notwithstanding the preceding sentence, each Participant, his Beneficiaries or any successor in interest to him shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for unpaid compensation. Each Participant, his Beneficiaries, or any other person claiming through Participant, shall only have the right to receive from the Bank those payments as specified under this Plan. The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Plan or to refrain from funding the same and to determine the extent, nature, and method of such informal funding. Should the Bank elect to fund this Plan, in whole or in part, through the purchase of life insurance products, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part.

(c) At no time shall any Participant be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Plan shall not be deemed to be held under any trust for the benefit of Participant or his Beneficiaries, nor shall it be considered security for the performance of the obligations of the Bank. It shall be, and remain, a general, unpledged, and unrestricted asset of the Bank. No Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Participant or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Participant or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

ARTICLE IV

BENEFITS

4.1 Normal or Late Retirement Benefit. Unless the Participant specifies a lump sum form of payment on his Participation Agreement, upon the Participant’s Separation from Service (other than for Cause) on or after his Normal Retirement Age, the Bank shall begin paying the Participant’s vested Retirement Benefit in monthly installments starting on the first day of the second calendar month immediately following such Separation from Service and continuing for the Participant’s lifetime; provided, however, that in the event the Participant dies before receiving 180 monthly installments (i.e., 15 years of Retirement Benefits) (i) no further benefits shall be paid under this Plan; (ii) the Bank shall reverse all remaining accruals for the Participant’s Retirement Benefit; and (iii) the Participant’s Beneficiaries shall receive the Present Value of the remaining guaranteed payments from the Split Dollar Life Insurance Agreement, paid as a lump sum no later than the first day of the second month following the Participant’s date of death. If the Participant’s Separation from Service (other than for Cause) occurs after his Normal Retirement Age, the Retirement Benefit shall be paid in the same time and form as described in this Section; however, the Participant’s Retirement Benefit shall be increased by the percentage set forth on his Participation Agreement. Such vested benefits shall be paid regardless of whether the Separation from Service is a voluntary or involuntary termination (other than for Cause).

4.2 Early Retirement Benefit. If the Participant’s Separation from Service (other than for Cause) occurs before attaining his Normal Retirement Age, the vested Retirement Benefit set forth on the Participant’s Participation Agreement shall be reduced to the extent set forth on such Participation Agreement for each year prior to the Participant’s Normal Retirement Age. Such vested benefits shall be paid regardless of whether the Separation from Service is a voluntary or involuntary termination (other than for Cause).

Unless the Participant specifies a lump sum form of payment on his Participation Agreement, upon Participant’s Separation from Service (other than for Cause) before his Normal Retirement Age, the Bank shall begin paying the Participant’s Retirement Benefit in monthly installments starting on the first day of the second calendar month immediately following such Separation from

Service and continuing for the Participant’s lifetime; provided, however, that in the event the Participant dies before receiving 180 monthly installments (i.e., 15 years of Retirement Benefits) (i) no further benefits shall be paid under this Plan; (ii) the Bank shall reverse all remaining accruals for the Participant’s Retirement Benefit; and (iii) the Participant’s Beneficiaries shall receive the Present Value of the remaining guaranteed payments from the Split Dollar Life Insurance Agreement, paid as a lump sum no later than the first day of the second month following the Participant’s date of death.

4.3 Disability Benefit. Each Participant’s Retirement Benefit shall become fully vested upon a Disability. If a Participant becomes Disabled before reaching his Normal Retirement Age, the Participant shall be entitled to the Retirement Benefit described in Section 4.1, which shall be paid at the Participant’s Normal Retirement Age. Unless the Participant specifies a lump sum form of payment on his Participation Agreement, upon Participant’s Normal Retirement Age, the Bank shall begin paying the Participant’s Retirement Benefit in monthly installments starting on the date that the Participant attains Normal Retirement Age and continuing on the first day of each month thereafter for the Participant’s lifetime; provided, however, that in the event the Participant dies after beginning payments under this Section but before receiving 180 monthly installments (i.e., 15 years of Retirement Benefits), then (i) no further benefits shall be paid under this Plan; (ii) the Bank shall reverse all remaining accruals for the Participant’s Retirement Benefit; and (iii) the Participant’s Beneficiaries shall receive the Present Value of the remaining guaranteed payments from the Split Dollar Life Insurance Agreement, paid as a lump sum no later than the first day of the second month following the Participant’s date of death. If the Participant dies after becoming Disabled but before beginning to receive any payments under this Section, (i) no benefits shall be paid under this Plan; (ii) the Bank shall reverse all accruals for the Participant’s Retirement Benefit; and (iii) the Participant’s Beneficiaries shall receive the death benefits provided under the Split Dollar Life Insurance Agreement, payable no later than the first day of the second month following the Participant’s date of death.

4.4 Death Benefit. If a Participant dies before beginning to receive his Retirement Benefits hereunder, (i) no death benefits shall be paid under this Plan; (ii) the Bank shall reverse all accruals for the Participant’s Retirement Benefit; and (iii) the Participant’s Beneficiaries shall receive the death benefits provided under the Split Dollar Life Insurance Agreement paid as a lump sum benefit no later than the first day of the second month following the Participant’s date of death. The amount payable to the Participant’s Beneficiary shall be equal to the Present Value of the Retirement Benefit. If a Participant dies after beginning to receive his Retirement Benefits hereunder but before all guaranteed benefits have been paid, then (i) no further benefits shall be paid under this Plan; (ii) the Bank shall reverse all remaining accruals for the Participant’s Retirement Benefit; and (iii) the Participant’s Beneficiaries shall receive the Present Value of the remaining guaranteed payments from the Split Dollar Life Insurance Agreement, paid as a lump sum no later than the first day of the second month following the Participant’s date of death.

4.5 Change in Control. Each Participant’s Retirement Benefit shall become fully vested upon a Change in Control. Upon the Participant’s Separation from Service at any time following a Change in Control, the Participant’s Normal Retirement Benefit shall be payable at the time and in the form specified on the Participant’s Participation Agreement, without any reduction for Separation from Service (other than for Cause) before Normal Retirement Age, and including any increase for Separation from Service (other than for Cause) after Normal Retirement Age. Notwithstanding the foregoing, in the event the Participant’s Separation from Service occurs within two (2) years after the Change in Control effective date, the Participant may elect in the Participation Agreement to have the Retirement Benefit paid in a lump sum following Separation from Service, regardless of whether the Participant has otherwise elected a lump sum distribution of the Retirement Benefit.

4.6 Termination for Cause. If a Participant’s Separation from Service is due to Cause, then all benefits under this Plan, including vested benefits, shall be immediately forfeited.

4.7 Specified Employee. Notwithstanding the foregoing, in the event the Participant is a “Specified Employee” (as defined in Code Section 409A), then, to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to the Participant prior to the first day of the seventh month following the Participant’s Separation from Service.

4.8 Participant’s Election of Lump Sum Payment. Notwithstanding anything to the contrary herein, if the Participant elects a lump sum payment in his Participation Agreement of for any of the benefits payable under Sections 4.1, 4.2 or 4.3, , the lump sum benefit shall be equal to the Present Value of the benefit otherwise payable under such Section. Such lump sum payment, if paid under Sections 4.1 or 4.2, shall be paid on the first day of the second calendar month immediately following the Participant’s Separation from Service, except to the extent a later payment date is required under Section 4.7 hereof. If the lump sum payment is required for a benefit payable under Section 4.3, the lump sum payment shall be equal to the Present Value of the Participant’s Retirement Benefit and shall be made on the date that the Participant attains Normal Retirement Age.

4.9 Non-competition, Non-solicitation and Nondisclosure. In the event a Participant has a vested benefit under this Plan, the benefits provided to Participants under this Plan are specifically conditioned on each Participant’s covenant that, for a period of one (1) year following the Participant’s Separation from Service with the Bank, the Participant will not, without the written consent of the Bank, either directly or indirectly:

(a)	solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or any of its affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business or other entity;

(b)	become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that has headquarters or offices within fifteen (15) miles of the locations in which the Bank or its affiliates has business operations or has filed an application for regulatory approval to establish an office as of the date of Participant’s termination; provided, however, that this restriction shall not apply if the Participant’s employment is terminated following a Change in Control; or

(c)	solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or its affiliates to terminate an existing business or commercial relationship with the Bank or its affiliates;

(d)	at any time or in any manner, directly or indirectly, use or disclose Confidential Information (as hereinafter defined) to any party other than the Bank either during or after Participant’s termination of employment for any reason, except for purposes consistent with the administration and performance of Participant’s obligations hereunder, or as required by law, provided that written notice of any legally required disclosure shall be given to the Bank promptly prior to any such disclosure and Participant shall reasonably cooperate with the Bank to protect the confidentiality thereof pursuant to applicable law or regulation. For these purposes, the term “Confidential Information” includes any confidential or proprietary information furnished or provided by the Bank to Participant after Participant first became employed by the Bank (without regard to whether such information is conveyed directly or on the Bank’s behalf), or otherwise acquired by Participant as a consequence of Participant’s employment with the Bank and that is not generally known in the industry in which the Bank is engaged and that in any way relates to the products, services, purchasing, marketing, names of customers, vendors or suppliers, merchandising and selling, plans, data, specifications or any other confidential and proprietary information of the Bank or any affiliate. Any Confidential Information supplied to a Participant by the Bank prior to the Participant’s participation in this Plan shall be considered in the same manner and be subject to the same treatment as the Confidential Information made available after Participant’s participation in this Plan. The term “Confidential Information” does not include information (i) which was already in the public domain, (ii) which is disclosed as a matter of right by a third party source after Participant’s participation in this Plan, provided such third party source is not bound by a confidentiality agreement with the Bank or (iii) which passes into the public domain by acts other than the unauthorized acts of Participant, whether acting alone or in concert; provided, however, that any disclosure of Confidential Information may be made by Participant if the Bank expressly consents thereto in writing prior to such disclosure.

In the event that the Participant violates any of this provision of this Section 4.9, all benefits payable to Participant shall cease and any benefits previously paid shall be reimbursed to the Bank within thirty (30) days of the Bank’s notification to Participant that this provision has been violated. Notwithstanding anything in this Section 4.9 to the contrary, in the event of Participant’s termination of employment following a Change in Control, Participant shall not be subject to the requirements of Sections 4.9(a), (b) or (c) above.

ARTICLE V

ADMINISTRATION

5.1 Committee. The Committee shall be the named fiduciary and administrator of this Plan. As administrator, the Committee shall be responsible for the management, control and administration of the Plan as established herein. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

5.2 Claims Procedure. In the event that benefits under this Plan are not paid to Participant (or to his Beneficiary in the case of Participant’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Committee within 60 days from the date payments are refused. The Committee shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing within 60 days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired.

5.3 Appeal. If claimants desire a second review, they shall notify the Committee in writing within 60 days of the first claim denial. Claimants may review the Plan or any documents relating thereto and submit any issues, in writing, and comments they may feel appropriate. In its sole discretion, the Committee shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan upon which the decision is based.

5.4 Arbitration. If claimants continue to dispute the benefit denial based upon completed performance of the Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If it is finally determined that Participant (or his Beneficiary) is entitled to the benefits set forth under this Plan, then all amounts that Participant (or his Beneficiary) would have received up to the time of such final determination shall be paid to Participant (or his Beneficiary) with reasonable interest within thirty (30) days after such final determination.

ARTICLE VI

AMENDMENT OR TERMINATION

6.1 Amendment. The Bank reserves the right to amend this Plan at any time. However, to the extent any such amendment would adversely impact the accrued benefits of any Participant, the amendment shall require the written consent of such Participant, even if the Participant is no longer employed by the Bank.

6.2 Termination. The Bank reserves the right to terminate the Plan at any time. Subject to the requirements of Code Section 409A, in the event of Plan termination, the Plan shall cease to operate and the Bank shall pay the Participants their benefits, to the extent vested on the Plan termination date, as if each Participant had terminated service as of the effective date of the Plan termination. Such termination and acceleration of payments shall occur only under the following circumstances and conditions:

(a) The Bank may terminate the Plan within 12 months of a corporate dissolution taxed under Code section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts accrued under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) The Bank may terminate the Plan within the 30 days preceding and contingent upon the occurrence of a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements. In the event of termination of the Plan in connection with a Change in Control before the Participant attains Normal Retirement Age, the Participant shall be entitled to the Present Value of the Retirement Benefit the Participant would receive at Normal Retirement Age.

(c) The Bank may terminate the Plan provided that (i) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations section 1.409A-l(c) if any individual covered by this Plan was also covered by any of those other arrangements are also terminated; (ii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations section 1.409A-1(c) if the same individual participated in both arrangements, at any time within three years following the date of termination of the arrangement.

(d) The Bank may terminate the Plan pursuant to such other terms and conditions as the Internal Revenue Service may permit from time to time.

ARTICLE VII

MISCELLANEOUS

7.1 No Effect on Employment Rights. Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Participant without regard to the existence of this Plan.

7.2 Governing Law. The Plan is established under, and will be construed according to, the laws of the State of New York, to the extent that such laws are not preempted by ERISA.

7.3 Severability. In the event that any provision of this Plan is held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in such provision, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

7.4 Establishment of Rabbi Trust. The Bank may, but is not obligated to, establish a rabbi trust into which the Bank may contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s insolvency, until the contributed assets are paid to Participants and their Beneficiaries in such manner and at such times as specified in this Plan.

7.5 Tax Withholding. The Bank may withhold from any benefit payable under this Plan all federal, state, city, income, employment or other taxes as shall be required pursuant to any law or governmental regulation then in effect.

7.6 Entire Agreement. This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous Plans or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed as of the day and date first above written.

PUTNAM COUNTY SAVINGS BANK

2/20/13	By:	/s/ Richard F. Weiss
Date		Member of the Board of Directors